Exhibit 99.1

FOR IMMEDIATE RELEASE:

Centennial Bank Holdings, Inc. Announces 2005 Full Year and Fourth Quarter Earnings

and New Stock Repurchase Program; Sells Insurance Agency

Denver, Colorado, March 2, 2006 — Centennial Bank Holdings, Inc. (Nasdaq: CBHI) today announced net income for the year ended December 31, 2005 of $14.7 million, or 27 cents per basic and diluted share.  Excluding the after-tax impact of intangible asset amortization of $7.7 million, cash net income for the year was $22.4 million, or 41 cents per basic and diluted share.  During 2005, the company incurred $6.5 million in merger, acquisition and transition expenses on an after-tax basis, which contributed to lowering the company’s net income.

Fourth quarter 2005 net income was $4.9 million, or 8 cents per basic and diluted share, compared to $5.1 million, or 10 cents per basic and diluted share, for the third quarter 2005.  Excluding the after-tax impact of intangible amortization of $2.0 million, cash net income for the fourth quarter was $6.9 million, or 11 cents per basic and diluted share, compared to the third quarter cash net income of $7.0 million, or 13 cents per basic and diluted share, excluding the after-tax impact of intangible amortization of $1.8 million.  During the fourth quarter, the company incurred $1.3 million in merger, acquisition and transition expenses on an after-tax basis, compared to $0.5 million of merger, acquisition and transition related expenses on an after-tax basis during the third quarter of 2005.  The fourth quarter decrease in basic and diluted earnings per share was also negatively impacted by the net issuance of 7.2 million shares of common stock in the fourth quarter, the costs associated with the acquisitions of First MainStreet Financial, Ltd. and Foothills Bank, a slight decline in the net interest margin and a slowing in loan growth.  The company issued 9.5 million shares to acquire First MainStreet and subsequently repurchased 0.3 million shares pursuant to private transactions and 2.0 million shares pursuant to the company’s stock repurchase program.

The comparability of the company’s financial information to prior periods is affected by the company’s inception in mid-2004, its multiple acquisitions and the costs associated with becoming a public company.  The company commenced operations in July 2004 with the acquisition of its predecessor, Centennial Bank Holding, Inc. and its bank subsidiary Centennial Bank of the West.  On December 31, 2004, the Company acquired Guaranty Corporation, based in Denver, Colorado, increasing its total assets to $2.4 billion from $0.7 billion.  In the fourth quarter of 2005, the company completed the acquisitions of First MainStreet and Foothills Bank and became a publicly traded company.

“2005 was a building year for the company,” stated John Eggemeyer, Chairman of the Board and Chief Executive Officer.  “We have accomplished a tremendous amount in a short period of time.  We integrated two acquisitions, successfully took the company public and nearly quadrupled total assets since our July 2004 inception.  Also, we integrated our latest acquisition, Foothills Bank, in February 2006, and we are on track to become Sarbanes-Oxley 404 compliant by year-end 2006.”

Balance Sheet Growth

At December 31, 2005, the company had total assets of $3.0 billion, compared to $2.4 billion at December 31, 2004.

(In thousands)	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004

Total loans, net of unearned discount	$2,074,413	$1,769,548	$1,724,243	$1,664,390	$1,649,122
Allowance for loan losses	(27,475)	(25,019)	(25,535)	(26,561)	(25,022)
Total assets	2,980,757	2,540,169	2,461,842	2,409,399	2,399,201
Average assets	2,607,862	2,371,261	2,428,592	2,362,127	793,960
Total deposits	2,048,352	1,721,609	1,589,180	1,666,788	1,678,499

Loans, net of unearned fees and costs, were $2.1 billion at December 31, 2005, an increase of $425.3 million compared to December 31, 2004.  Of the $425.3 million of loan growth, $245.2 million came from the acquisition of First MainStreet and $90.8 million came from the acquisition of Foothills Bank.  The organic loan growth for 2005 was $109.3 million, $89.3 million of which is carried in the loan portfolio and $20.0 million of which is structured as a security and carried in the securities portfolio on the balance sheet.  For the 2005 fourth quarter, loans, net of unearned fees and costs, increased $304.9 million over 2005 third quarter, with a $336.0 million increase due to the First MainStreet and Foothills Bank acquisitions and a $31.1 million decrease in the remaining loan portfolio.  This decline in the loan portfolio was due primarily to the company’s efforts to reduce its exposure to certain types of loans and the increased pace of loan repayments in its real estate portfolio.

Deposits ended the year 2005 at $2.0 billion, an increase of $369.9 million, or 22%, compared to the year ended 2004.  Deposits of $332.8 million resulted from the acquisition of First MainStreet and $114.2 million from the Foothills Bank acquisition, with a decline in organic deposit growth of $77.1 million.  The decline in organic deposits was due primarily to the overall reduction in certificates of deposit and a decline in money market account balances, in each case due to the company’s strategy to reposition its interest-bearing deposits.

Net Interest Income

Net interest income for the year ended December 31, 2005 was $107.9 million.

(Dollars in thousands)	Quarter Ended December 31, 2005	Quarter Ended September 30, 2005	Quarter Ended June 30, 2005	Quarter Ended March 31, 2005

Net interest income	$30,797	$25,873	$25,870	$25,328
Interest rate spread	4.54%	4.92%	4.83%	5.12%
Net interest margin	5.39%	5.44%	5.40%	5.53%

Net interest income for the fourth quarter of 2005 was $30.8 million, up $4.9 million, or 19%, compared to the third quarter of 2005.  The increase in the fourth quarter was due in part to the First MainStreet and Foothills Bank acquisitions and to increases in the prime lending interest rate.  These increases were partially offset by the increase in interest rates paid on deposits and short-term borrowings.

The net interest margin declined slightly during the year due to increased interest rates on deposits in response to increased competition for deposit dollars as well as the increased use of higher cost borrowings as a result of the company’s effort to reposition its interest-bearing deposits.  The company’s quarterly net interest margin at December 31, 2005 was 5.39%, down from 5.44% at the end of the third quarter 2005.  The decrease during the fourth quarter was due in part to First MainStreet and Foothills Bank having lower net interest margins than the company, which were 4.44% and 4.48%, respectively, at September 30, 2005.

Noninterest Income

The following table presents the noninterest income for the year ended December 31, 2005 and the quarters ended December 31, September 30, June 30 and March 31, 2005.

(In thousands)	Year Ended December 31, 2005	Quarter Ended December 31, 2005	Quarter Ended September 30, 2005	Quarter Ended June 30, 2005	Quarter Ended March 31, 2005

Noninterest income:
Customer service and other fees	$9,291	$3,334	$2,035	$1,993	$1,929
Gain (loss) on sale of securities	(7)	(16)	—	(14)	23
Gain on sale of loans	1,316	256	433	257	370
Gain (loss) on sale of assets	406	(195)	260	95	246
Other	112	90	4	8	10

Total noninterest income	$11,118	$3,469	$2,732	$2,339	$2,578

Noninterest income for the year ended December 31, 2005 was $11.1 million.  Noninterest income for the fourth quarter of 2005 increased by $0.8 million to $3.5 million, compared to $2.7 million for the third quarter.  The majority of this increase was due to the First MainStreet and Foothills Bank acquisitions, including income generated by the insurance and trust businesses that were acquired as part of the First MainStreet acquisition.  Partially offsetting this increase was the decline in service charges associated with the increase in interest rates related to earnings credits for business accounts.  The gain on sale of loans is primarily comprised of the sale of mortgage loans by the company’s residential mortgage group.

Noninterest Expense

The following table presents the noninterest expense for the year ended December 31, 2005 and the quarters ended December 31, September 30, June 30 and March 31, 2005.

(In thousands)	Year Ended December 31, 2005	Quarter Ended December 31, 2005	Quarter Ended September 30, 2005	Quarter Ended June 30, 2005	Quarter Ended March 31, 2005

Noninterest expense:
Salaries and employee benefits	$41,928	$11,704	$9,828	$10,088	$10,308
Occupancy expense	6,918	1,979	1,651	1,660	1,628
Furniture and equipment	3,792	1,202	924	881	785
Amortization of intangible assets	12,458	3,301	2,968	3,095	3,094
Merger, acquisition and transition expenses	10,491	2,055	752	2,762	4,922
Other general and administrative	17,262	5,681	4,604	2,731	4,246

Total noninterest expense	$92,849	$25,922	$20,727	$21,217	$24,983

Noninterest expense for the year ended December 31, 2005 totaled $92.8 million, including $10.5 million for merger, acquisition and transition expenses and $12.5 million of intangible asset amortization expense.

Noninterest expense in the fourth quarter of 2005 totaled $25.9 million, compared to $20.7 million in the third quarter of 2005.  The $5.2 million increase in the fourth quarter was due primarily to the First MainStreet and Foothills Bank acquisitions, including severance, retention bonuses and the costs of the core processing system conversion of First MainStreet.

The merger, acquisition and transition expenses are expected to decrease in 2006 with the substantial completion of integration activities associated with the acquisitions in 2005.  The conversion and integration of the company’s latest acquisition, Foothills Bank, was completed in February 2006.

Asset Quality

The following table presents selected asset quality data as of the dates indicated.

	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands, except ratios)	2005	2005	2005	2005	2004

Nonaccrual loans, not restructured	$29,608	$8,352	$9,975	$11,739	$11,905
Accruing loans past due 90 days or more	131	1,806	280	68	2,494

Total nonperforming loans (NPLs)	29,739	10,158	10,255	11,807	14,399
Other real estate owned	1,465	2,532	4,438	2,836	5,707

Total nonperforming assets (NPAs)	$31,204	$12,690	$14,693	$14,643	$20,106

Selected ratios:
NPLs to total loans held for investment	1.44%	0.58%	0.60%	0.71%	0.88%
NPAs to total assets	1.05%	0.50%	0.60%	0.61%	0.84%

Nonaccrual loans increased by $21.3 million to $29.6 million at December 31, 2005, from $8.4 million at September 30, 2005.  Of the increase in nonaccrual loans, $7.2 million was due to a single loan relationship, where the company currently believes the maximum loss exposure is approximately $1.7 million, which amount is fully reserved.  The majority of the remaining loans placed on nonaccrual in the fourth quarter are secured by real estate, which is expected to substantially mitigate any potential loss.  The increase in nonaccrual loans in general was a result of the implementation of a standardized company-wide loan grading protocol and a more intensive third party loan review process.  These changes by the company were undertaken to identify loan problems on a more timely basis and address any deterioration in loan quality at an earlier stage.  In addition, the company believes that the increase in nonaccrual loans was attributable in part to its perceived softening of certain sectors of the real estate market.

Other real estate owned declined by $4.2 million to $1.5 million at December 31, 2005, from $5.7 million at December 31, 2004.  Compared to September 30, 2005, other real estate owned declined $1.1 million.  As the company goes through the process of working out its existing nonaccrual loans, it expects other real estate owned to increase as it forecloses on properties held as collateral.

Provision for loan loss expense totaled $3.4 million for the year ended December 31, 2005, $1.7 million of which was recorded in the fourth quarter 2005.  At December 31, 2005, the allowance for loan losses was $27.5 million, compared to $25.0 million at September 30, 2005.  This increase was attributable in part to the acquisitions of First MainStreet and Foothills Bank.  The ratio of the allowance for loan losses to total loans held for investment is 1.33%, at December 31, 2005, as compared to 1.42% at September 30, 2005.  The decline was due to the charge-off of several problem loans during the fourth quarter.  The allowance for loan losses to total nonperforming assets was 88.16% at December 31, 2005, compared to 197.16% at September 30, 2005.  Notwithstanding the decline in this ratio, management believes that the allowance for loan losses is adequate to cover potential losses in the company’s loan portfolio.

New Stock Repurchase Program

The Board of Directors of the company authorized a new program to repurchase up to 3,000,000 shares of the company’s common stock over the next 12 months.  The company completed its previously authorized stock repurchase program in December 2005, repurchasing 2,000,000 shares at an approximate cost of $24.4 million, or an average price of $12.22 per share.  Under the new program, the shares will be acquired from time to time either in the open market or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission.  As of December 31, 2005, the company had 60,403,764 shares outstanding, including 1,278,631 shares of unvested restricted stock.

Acquisition and Divestitures

On August 25, 2005, the company entered into a stock purchase agreement with Collegiate Peaks Bancorp, Inc., pursuant to which Collegiate Peaks Bancorp, Inc. will acquire 100% ownership of Collegiate Peaks Bank.  Centennial Bank Holdings expects the transaction to close in the first half of 2006, subject to receipt of all regulatory approvals and fulfillment of other customary conditions.  At December 31, 2005, Collegiate Peaks Bank had total assets of $100.1 million.

On October 1, 2005, the company completed the acquisition of First MainStreet Financial, Ltd.  As part of the acquisition, First MainStreet Bank, N.A. merged with and into Centennial Bank of the West.  First MainStreet Bank, which was headquartered in Longmont, Colorado, operated five branches and a trust department in Northern Colorado.  In addition, First MainStreet Insurance, Ltd., an independent insurance agency, became a wholly owned subsidiary of Centennial Bank Holdings.  At September 30, 2005, First MainStreet Financial, Ltd. had total assets of $392.5 million.

On November 1, 2005, the company completed the acquisition of Foothills Bank, pursuant to which Foothills Bank was merged with and into Guaranty Bank and Trust Company.  At October 31, 2005, Foothills Bank had total assets of $125.1 million and three branches located in the Western part of the Denver Metro area.

On March 1, 2006, the company divested its insurance agency by selling substantially all of the assets of First MainStreet Insurance, Ltd. to an ownership group comprised of insurance agency employees and managers.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, cash net income and cash earnings per share, which exclude the after-tax impact of intangible asset amortization expense.  The company provides these non-GAAP financial measures to provide meaningful supplemental information regarding the company’s operational performance and to enhance investors’ overall understanding of the company’s core financial performance.  Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the company’s financial information as performance measures.  These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP.  These non-GAAP financial measures presented by the company may be different from non-GAAP financial measures used by other companies.

Reconciliation of GAAP Net Income to Non-GAAP Cash Net Income and GAAP Earnings Per Share to Non-GAAP Cash Earnings Per Share:

(In thousands, except per share data)	Year Ended December 31, 2005	Fourth Quarter Ended December 31, 2005	Third Quarter Ended September 30, 2005

GAAP net income	$14,682	$4,865	$5,130
Add: Amortization of intangible assets	12,458	3,301	2,968
Less: Income tax effect	(4,735)	(1,255)	(1,128)
Cash net income	$22,405	$6,911	$6,970

Weighted average shares — diluted	54,295	60,578	52,002

Earnings per share — diluted	$0.27	$0.08	$0.10
Add: Amortization of intangible assets (after tax effect)	$0.14	$0.03	$0.03
Cash earnings per share — diluted	$0.41	$0.11	$0.13

About Centennial Bank Holdings, Inc.

Centennial Bank Holdings, Inc. is a bank holding company that operates 36 branches in Colorado through its three bank subsidiaries, Centennial Bank of the West, Guaranty Bank and Trust Company and Collegiate Peaks Bank.  The company provides banking and other financial services, including real estate, construction, commercial and industrial, consumer and agricultural loans, throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses.  Centennial Bank of the West also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes”, “anticipates”, “intends”, “expects”, and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements, implicitly and explicitly, include information concerning Centennial Bank Holdings, Inc.’s ability to integrate the operations of First MainStreet Bank, N.A. and Foothills Bank and to sell Collegiate Peaks Bank, including the timing of each.  In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: general economic and business conditions in those areas in which the company operates, demographic changes, competition, fluctuations in interest rates, continued ability to attract and employ qualified personnel, changes in business strategy or development plans, changes in governmental regulation, credit quality, the availability of capital to fund the expansion of the company’s business, economic, political and global changes arising from natural disasters, the war on terrorism, the conflict with Iraq and its aftermath, and additional “Risk Factors” referenced in the Company’s Form S-1 registration statement filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the company, investors and others are cautioned to consider these and other risks and uncertainties.  The company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CONTACT:

Paul W. Taylor, Chief Financial Officer

Centennial Bank Holdings, Inc.

1331 Seventeenth Street, Suite 300

Denver, CO  80202

(303) 296-9600

Unaudited Consolidated Balance Sheets

	December 31,
(In thousands)	2005	2004
Assets
Cash and due from banks	$88,852	$67,927
Federal funds sold	10,090	23,000
Cash and cash equivalents	98,942	90,927
Time deposits with banks	—	5,000
Securities available for sale, at fair value	143,081	125,687
Securities held to maturity	5,798	640
Bank stocks, at cost	26,874	12,770
Other investments	—	1,405
Total investments	175,753	145,502
Loans held for sale	6,820	7,301
Loans, net of unearned discount	2,067,593	1,641,821
Less allowance for loan losses	(27,475)	(25,022)
Net loans	2,046,938	1,624,100
Premises and equipment, net	73,429	44,921
Foreclosed assets	1,465	5,707
Accrued interest receivable	13,061	9,062
Goodwill	392,507	328,185
Other intangible assets, net	54,922	53,360
Deferred tax asset, net	—	—
Other assets	25,470	7,795
Assets held for sale	98,270	89,642
Total assets	$2,980,757	$2,399,201

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$593,811	$252,715
Interest-bearing demand	722,030	753,835
Savings	99,496	134,210
Time	633,015	537,739
Total deposits	2,048,352	1,678,499

Securities sold under agreements to repurchase and federal fund purchases	44,399	27,492
Accrued interest payable	4,821	2,313
Borrowings	130,198	39,770
Subordinated debentures	41,275	42,079
Deferred tax liability, net	14,500	12,076
Other liabilities	18,047	10,350
Liabilities associated with assets held for sale	80,417	71,208
Total liabilities	2,382,009	1,883,787

Stockholders’ equity:
Common stock	62	52
Additional paid-in capital	612,090	511,588
Retained earnings	18,478	3,796
Accumulated other comprehensive income (loss)	93	(22)
	630,723	515,414
Less cost of shares in treasury	(31,975)	—
Total stockholders’ equity	598,748	515,414
Total liabilities and stockholders’ equity	$2,980,757	$2,399,201

Unaudited Consolidated Income Statements

(In thousands)	Year Ended December 31, 2005	Fourth Quarter Ended December 31, 2005	Third Quarter Ended September 30, 2005

Interest income:
Loans, including fees	$132,245	$40,256	$32,909
Investment securities:
Taxable	1,599	902	49
Tax-exempt	2,708	911	714
Dividends	1,076	407	300
Federal funds sold and other	1,935	162	542
Total interest income	139,563	42,638	34,514
Interest expense:
Deposits	24,873	9,832	6,648
Federal funds purchased and repurchase agreements	991	254	293
Subordinated debentures	2,515	676	669
Borrowings	3,316	1,079	1,031
Total interest expense	31,695	11,841	8,641
Net interest income	107,868	30,797	25,873
Provision for loan losses	3,400	1,700	—

Net interest income, after provision for loan losses	104,468	29,097	25,873
Noninterest income:
Customer service and other fees	9,291	3,334	2,035
Gain (loss) on sale of securities	(7)	(16)	—
Gain on sale of loans	1,316	256	433
Gain (loss) on sale of assets	406	(195)	260
Other	112	90	4
Total noninterest income	11,118	3,469	2,732
Noninterest expense:
Salaries and employee benefits	41,928	11,704	9,828
Occupancy expense	6,918	1,979	1,651
Furniture and equipment	3,792	1,202	924
Amortization of intangible assets	12,458	3,301	2,968
Merger, acquisition and transition expenses	10,491	2,055	752
Other general and administrative	17,262	5,681	4,604
Total noninterest expense	92,849	25,922	20,727
Income before income taxes	22,737	6,644	7,878
Income tax expense	7,618	2,136	2,748
Income from continuing operations	15,119	4,508	5,130

Loss on sale of discontinued operations	(1,542)	42	(340)
Income from discontinued operations, net of tax	1,105	315	340

Net income	$14,682	$4,865	$5,130